Exhibit 99.1

Press Release
For Immediate Release
Contacts:
Keith LaVanway
847-597-9353
klavanway@pregis.com
Leslie Braun
847-597-9328
lbraun@pregis.com
PREGIS ANNOUNCES SECOND QUARTER 2008 FINANCIAL RESULTS
Deerfield, IL, August 13, 2008 – Pregis Corporation, a leading international manufacturer, marketer, and supplier of protective packaging products and specialty packaging solutions, today announced its financial results for the second quarter of 2008.
The Company’s net sales in the second quarter were $275.2 million, an increase of 13.9% over net sales of $241.5 million in the second quarter of 2007. Excluding the impact of favorable foreign currency translation and the revenues from two acquisitions made in the second half of 2007, the quarter’s net sales increased 1.6% compared to the prior year quarter.
Gross profit margin, as a percent of net sales, was 21.4% in the second quarter of 2008, compared to 25.1% in the second quarter of 2007. The decline in gross margin is largely a result of significantly increased costs of resin, fuel and other raw materials in the 2008 period, which approximated $10 million of unfavorability compared to the second quarter of 2007. Resin costs for North America as measured by the CMAI index were 31% higher than costs in the first half of 2007.
Commenting on the Company’s results for the second quarter, Mike McDonnell, President and Chief Executive Officer, stated, “Our results continue to be negatively impacted by economic weakness in North America and Europe as well as by escalating raw material and fuel costs. We continue to aggressively raise selling prices to offset the cost increases. While we have had some success in achieving price increases, they have not been sufficient to offset the increased costs. As such, we have announced additional selling price increases for the third quarter of over 20% for North America and over 10% for the European market. In these times of unprecedented raw material and fuel cost inflation, we are striving to realize the full amount of the third quarter price increases with minimal lag in order to restore our margins. In addition, we are committed to further price increases to offset the impact of additional commodity cost inflation as well as recover the significant cost increases absorbed in the first half of this year.”
Mr. McDonnell continued, “In addition to aggressively increasing selling prices, we are driving significant productivity and cost reduction initiatives. During the second quarter, we implemented a company-wide restructuring program, which is in addition to the overhead reduction initiatives which we implemented at the end of last year and the first quarter of this year. The restructuring program is well underway and we will begin to see the impact from the program in the second half of this year. Our quarter’s results reflect $2.6 million of pre-tax severance charges related to these programs, and we expect to incur additional pre-tax severance charges of approximately $2.1 million over the remainder of 2008. We expect these programs to generate annual savings in excess of $20 million.”
For the second quarter of 2008, operating income was $7.3 million compared to $14.2 million in the second quarter of 2007, with the reduction driven primarily by increased raw material and fuel costs as well as the $2.6 million restructuring charge relating to the Company’s various cost reduction initiatives.
For the six month period, net sales grew to $534.5 million, an 11.2% increase compared to net sales of $480.5 million for the comparable 2007 period. Excluding the impact of favorable foreign currency translation and revenues from two acquisitions made in the second half of 2007, net sales for the six months of 2008 were relatively flat compared to the prior year period. Gross profit margin declined to 21.7% for the 2008 six month period compared to 25.3% for the 2007 period, also due primarily to the increased costs of resin, fuel and other raw materials, which approximated $20 million of unfavorability in the year-to-date period.
Segment Performance
Comments on segment net sales performance for the second quarter of 2008 are as follows:
•	Net sales of the protective packaging segment increased by $23.8 million, or 15.4%. The 2008 second quarter sales growth was driven by favorable foreign currency translation, as well as the incremental sales generated by the Petroflax and Besin entities acquired in the second half of 2007. The segment also achieved pricing improvement, primarily from price increases implemented in the U.S. businesses in the first quarter as well as modest volume growth. Excluding the impact of favorable foreign currency effects and acquisitions, net sales for the segment increased 2.1%.

•	Net sales of the flexible packaging segment increased $7.0 million, or 15.8%. The segment’s increase in sales volume was partially offset by unfavorable product mix as a greater portion of the sales volume was lower priced unprinted films. Excluding the impact of favorable foreign currency, 2008 net sales for the segment increased 1.0%.

•	Net sales of the hospital supplies segment increased $3.4 million, or 18.5%, driven by growth in procedure packs as well as the segment’s geographic expansion efforts, partially offset by price erosion resulting from the competitive market environment. Excluding the impact of favorable foreign currency effects, net sales for the segment increased 2.2% in the quarter.

•	Net sales of the rigid packaging segment increased $0.5 million, or 2.3%. Excluding the impact of unfavorable foreign currency effects in the quarter, net sales for the segment increased 3.1% in the quarter, due mainly to higher sales volume of films and thermoformed products, partially offset by price erosion resulting from the competitive market environment.

A summary of a significant measure required by the Company’s indentures is presented in the supplemental information at the end of this release.
Conference Call:
The Company will conduct an investor conference call to review its 2008 second quarter results on Thursday, August 14, 2008 at 10:00 a.m. ET (9:00 a.m. CT). The call can be accessed through the following dial-in numbers: Domestic: 866-700-5192; International: 617-213-8833; Participant Passcode: 53769110. A replay of the conference call will be available through August 28, 2008. The replay may be accessed using the following dial-in information: Domestic: 888-286-8010; International: 617-801-6888; Passcode: 44786881.
About Pregis:
Pregis Corporation is a leading global provider of innovative protective, flexible, and foodservice packaging and hospital supply products. The specialty-packaging leader currently operates 47 facilities in 18 countries around the world. Pregis Corporation is a wholly owned subsidiary of Pregis Holding II Corporation. For more information about Pregis, visit the Company’s web site at www.pregis.com.
Safe Harbor Statement:
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by the Company’s use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control. For a discussion of key risk factors, please see the risk factors disclosed in the Company’s annual report, which is available on its website, www.pregis.com. These risks may cause actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risk and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no duty to update its forward-looking statements.

Pregis Holding II Corporation
Consolidated Balance Sheets
Unaudited
(dollars in thousands)

	June 30, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$26,469	$34,989
Accounts receivable
Trade, net of allowances of $6,199 and $5,313, respectively	172,790	148,045
Other	12,484	18,532
Inventories, net	120,631	108,914
Deferred income taxes	3,052	2,991
Due from Pactiv	2,170	7,072
Prepayments and other current assets	10,295	9,187

Total current assets	347,891	329,730
Property, plant and equipment, net	284,482	277,398
Other assets
Goodwill	153,867	150,000
Intangible assets, net	47,373	47,910
Deferred financing costs, net	8,922	10,080
Due from Pactiv, long-term	14,537	12,229
Pension and related assets	27,455	25,659
Other	3,171	2,313

Total other assets	255,325	248,191

Total assets	$887,698	$855,319

Liabilities and stockholder’s equity
Current liabilities
Current portion of long-term debt	$2,195	$2,120
Accounts payable	120,153	100,326
Accrued income taxes	8,956	13,900
Accrued payroll and benefits	17,012	19,814
Accrued interest	7,064	6,775
Other	23,221	22,436

Total current liabilities	178,601	165,371

Long-term debt	494,031	475,604
Deferred income taxes	37,527	34,589
Long-term income tax liabilities	11,792	9,585
Pension and related liabilities	9,683	9,389
Other	7,197	7,124
Stockholder’s equity:
Common stock — $0.01 par value; 1,000 shares authorized, 149.0035 shares issued and outstanding at June 30, 2008 and December 31, 2007	—	—
Additional paid-in capital	150,093	149,659
Accumulated deficit	(25,429)	(16,588)
Accumulated other comprehensive income	24,203	20,586

Total stockholder’s equity	148,867	153,657

Total liabilities and stockholder’s equity	$887,698	$855,319

Pregis Holding II Corporation
Consolidated Statements of Operations
Unaudited
(dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net sales	$275,216	$241,530	$534,538	$480,547

Operating costs and expenses:
Cost of sales, excluding depreciation and amortization	216,276	180,830	418,770	358,832
Selling, general and administrative	34,436	32,714	69,175	64,696
Depreciation and amortization	13,610	13,818	27,150	26,494
Other operating expense (income), net	3,628	(1)	3,899	(184)

Total operating costs and expenses	267,950	227,361	518,994	449,838

Operating income	7,266	14,169	15,544	30,709
Interest expense	11,820	11,860	23,901	23,121
Interest income	(198)	(385)	(426)	(432)
Foreign exchange loss (gain), net	92	(1,149)	(2,921)	(1,722)

Income (loss) before income taxes	(4,448)	3,843	(5,010)	9,742
Income tax expense	1,121	3,017	3,831	6,669

Net income (loss)	$(5,569)	$826	$(8,841)	$3,073

Pregis Holding II Corporation
Consolidated Statements of Cash Flows
Unaudited
(dollars in thousands)

	Six Months Ended June 30,
	2008	2007
Operating activities
Net income (loss)	$(8,841)	$3,073
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	27,150	26,494
Deferred income taxes	1,428	1,678
Unrealized foreign exchange gain	(3,432)	(1,878)
Amortization of deferred financing costs	1,187	1,079
Loss on disposal of property, plant and equipment	427	62
Stock compensation expense	434	183
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts and other receivables, net	(11,413)	(15,377)
Due from Pactiv	5,524	7,935
Inventories, net	(6,732)	(12,033)
Prepayments and other current assets	(903)	348
Accounts payable	14,481	23,501
Accrued taxes	(5,035)	(4,429)
Accrued interest	(116)	129
Other current liabilities	(3,701)	(2,314)
Pension and related assets and liabilities, net	(2,004)	(577)
Other, net	(366)	8

Cash provided by operating activities	8,088	27,882

Investing activities
Capital expenditures	(18,872)	(13,768)
Proceeds from sale of assets	162	209
Other, net	900	(35)

Cash used in investing activities	(17,810)	(13,594)

Financing activities
Repayment of long-term debt	(976)	(897)
Other, net	198	376

Cash used in financing activities	(778)	(521)
Effect of exchange rate changes on cash and cash equivalents	1,980	1,013

Increase (decrease) in cash and cash equivalents	(8,520)	14,780
Cash and cash equivalents, beginning of period	34,989	45,667

Cash and cash equivalents, end of period	$26,469	$60,447

Pregis Holding II Corporation
Supplemental Information
(Unaudited)
Calculation of Adjusted EBITDA (“Consolidated Cash Flow”)

(unaudited)	Twelve Months Ended June 30,
(dollars in thousands)	2008	2007
Net loss of Pregis Holding II Corporation	$(16,693)	$(5,185)
Interest expense, net of interest income	46,191	44,673
Income tax expense	4,870	10,647
Depreciation and amortization	56,455	53,339

EBITDA	90,823	103,474

Other non-cash charges (income):
Unrealized foreign currency transaction gains, net	(4,245)	(4,381)
Non-cash stock based compensation expense	809	187
Non-cash asset impairment charge	403	—
Other non-cash expenses, primarily fixed asset disposals and write-offs	1,117	—
Net unusual or nonrecurring gains or losses:
Nonrecurring charges related to acquisitions and dispositions	4,853	5,280
Other, principally restructuring and severance expenses	7,125	5,888
Other adjustments:
Amounts paid pursuant to management agreement with Sponsor	2,002	1,764
Pro forma earnings and costs savings	1,113	—

Adjusted EBITDA (“Consolidated Cash Flow”)	$104,000	$112,212

Note to above:
EBITDA is defined as net income before interest expense, interest income, income tax expense, depreciation and amortization. Adjusted EBITDA, referred to as Consolidated Cash Flow within the context of the Company’s indentures, is presented herein because it is a material element of the fixed charge coverage ratio and secured indebtedness leverage ratio included in the Company’s indentures.

Pregis Holding II Corporation
Second Quarter 2008
Supplemental Information
(Unaudited)
(Amounts and percentage changes are approximations due to rounding.)
Gross Margin Calculations

	Three Months Ended June 30,			Six Months Ended June 30,
(dollars in millions)	2008	2007	Change	2008	2007	Change
Net sales	$275.2	$241.5	$33.7	$534.5	$480.5	$54.0
Cost of sales, excluding depreciation and amortization	(216.3)	(180.8)	(35.5)	(418.7)	(358.8)	(59.9)

Gross margin	$58.9	$60.7	$(1.8)	$115.8	$121.7	$(5.9)

Gross margin, as a percent of net sales	21.4%	25.1%	(3.7)%	21.7%	25.3%	(3.6)%

Net Sales Analysis by Segment

					Change Attributable to the Following Factors
	Three Months Ended June 30,				Price /			Currency
(dollars in millions)	2008	2007	$ Change	% Change	Mix	Volume	Acquisitions	Translation
Segment:
Protective Packaging	$178.6	$154.8	$23.8	15.4%	0.9%	1.2%	5.9%	7.4%
Flexible Packaging	50.9	43.9	7.0	15.8%	(0.9)%	1.9%	—	14.8%
Hospital Supplies	21.7	18.3	3.4	18.5%	(3.5)%	5.7%	—	16.3%
Rigid Packaging	25.6	25.1	0.5	2.3%	(4.6)%	7.7%	—	(0.8)%
Intersegment eliminations	(1.6)	(0.6)	(1.0)

Total	$275.2	$241.5	$33.7	13.9%	(0.3)%	1.9%	3.8%	8.5%

					Change Attributable to the Following Factors
	Six Months Ended June 30,				Price /			Currency
(dollars in millions)	2008	2007	$ Change	% Change	Mix	Volume	Acquisitions	Translation
Segment:
Protective Packaging	$348.2	$311.6	$36.6	11.8%	0.4%	(1.0)%	5.3%	7.1%
Flexible Packaging	99.1	86.6	12.5	14.5%	—	0.5%	—	14.0%
Hospital Supplies	42.8	37.2	5.6	15.2%	(2.8)%	2.8%	—	15.2%
Rigid Packaging	47.6	47.0	0.6	1.1%	(3.0)%	4.0%	—	0.1%
Intersegment eliminations	(3.2)	(1.9)	(1.3)

Total	$534.5	$480.5	$54.0	11.2%	(0.3)%	(0.3)%	3.5%	8.3%